Exhibit 99.1
Global Water Resources Reports Full Year 2025 Results

PHOENIX, AZ – March 4, 2026 – Global Water Resources, Inc. (NASDAQ: GWRS), a pure-play water resource management company, reported results for the full year ended December 31, 2025. Unless otherwise noted, all comparisons are to the corresponding period in the prior year. The company will hold a conference call at 1:00 p.m. Eastern time tomorrow to discuss the results (see dial-in information below).
Financial Highlights
•Total revenue increased 5.8% year-over-year (“YoY”) to $55.8 million. The increase was primarily due to the recent acquisition of seven water systems from Tucson Water, organic connection growth, increased consumption and higher rates.
•Net income decreased to $3.0 million or $0.11 per share, a decrease of $2.8 million or 48.9% YoY. The decrease primarily reflects the company’s capital improvement plan, which resulted in increased depreciation expense and net interest expense, and loss on asset disposals of $1.3 million related to the recommissioning of the company’s Southwest Plant.
•Adjusted net income, a non-GAAP measure, decreased to $3.9 million or $0.14 per diluted share in 2025, as compared to $6.3 million, or $0.26 per diluted share in 2024 (see definition of adjusted net income and its reconciliation to GAAP, below).
•Adjusted EBITDA, a non-GAAP measure, decreased 0.7% YoY to $26.5 million (see definition of adjusted EBITDA and its reconciliation to GAAP, below).
•Declared three monthly cash dividends of $0.02533 per common share or $0.30396 per common share on an annualized basis.
•On December 10, 2025, secured a $15 million term loan at a fixed interest rate of 5.49%.
Operational Highlights
•Total active service connections at December 31, 2025, increased 6.3% YoY to 68,577.
•Annualized active service connection growth rate excluding the recent acquisition of seven water systems was 3.2%.
•Water consumption increased 5.9% YoY to 4.28 billion gallons in 2025.
•Invested $17.7 million in Q4 2025 in infrastructure projects to support existing utilities and continued growth, bringing the total investment for the year to $67.3 million, successfully delivering our planned capital investments.
•Completed the acquisition of seven water systems from Tucson Water, the City of Tucson’s water utility. The assets were acquired at a value equivalent to approximately 1.05 times the current rate base of approximately $7.7 million and are expected to generate approximately $1.5 million in revenue annually.
Management Commentary
“2025 included large and successful initiatives that materially grew rate base,” commented Global Water Resources President and CEO Ron Fleming.
“With respect to these initiatives, we had a near record year for capital investments that were critical to complete within 2025. These investments spanned everything from recommissioning the previously mothballed water reclamation facility in Pinal County south of the City of Maricopa, which is part of the system we refer to as our Southwest Plant, to our capital improvements to stay in front of our fast growing communities, and the acquisition of the City of Tucson water systems. All of these investments inure to long-term value creation, and also benefit the customers and communities we have the privilege to serve.
“However, these investments increased expenses across the board, including much larger depreciation and a one-time asset write-off, which all impact income and earnings per share. This is an unfortunate yet necessary part of the historical test year environment here in Arizona. Additionally, certain company expenses, such as medical, continue to grow at an unprecedented pace. As I have been saying for many quarters now, we need new rates to keep up with all the investment and inflation that we have incurred in our utilities.
“To that point, beyond revenue and connection growth that remains strong, we continue to work through the commission’s rate case process for our two largest utilities and hope to have a fair resolution in 2026. As a reminder, 2024 was the test year, and 2025 investments are also allowed for inclusion into new rates if they meet certain post test year criteria, as a means to reduce the lag in rate recovery.
“As previously reported, our recent testimonies, filed in the fourth quarter, support a requested net annual revenue increase of approximately $4.3 million. We submitted additional supporting documentation late last year, and the Administrative Law Judge has set hearings to commence in August. After the hearings, the matter is then evaluated by an Administrative Law Judge who writes a Recommend Opinion and Order for the Commission’s consideration. We expect the case to conclude in late 2026.
“We remain committed to supporting Arizona’s long-term growth by pursuing rate cases that enable continued investment in water and wastewater infrastructure. These rate adjustments are essential to maintain safe, reliable service and to ensure that our systems keep pace with the state’s expanding economy and population.
“In the meantime, 2026 is about working hard to control expenses, and we have reduced the pace of capital investments.
“Other major developments for the company went into effect late last year, including Arizona’s new ‘Ag-to-Urban’ program that allows landowners who cease agricultural operations to convert their water rights for use in new development. The initiative aims to conserve millions of acre-feet of groundwater while addressing Arizona's housing supply shortages. The Arizona Department of Water Resources continues to actively accept applications from landowners, including several from developments in our Southwest Service Area subsequent to year-end.
“Another important development last year was the Arizona Department of Transportation (ADOT) adding the State Route 347 Improvement Project to its five-year construction plan. The project will widen the 15-mile corridor with an additional lane in each direction, upgrade bridges and intersections to ease congestion, and begin construction in summer 2026.
“We believe Arizona's economy is on a stable, long-term growth path that will help grow our organic connections. The economy is expected to accelerate in 2026, driven by a strong manufacturing sector and population growth. According to Arizona’s Office of Economic Opportunity, employment is expected to rise by 486,000 jobs through 2033—an annual growth rate of 1.3%, which is more than three times the national average of 0.4%.
“Our ongoing Southern Arizona plan focuses on consolidating operations and rates across our customer base—delivering greater efficiency, affordability, and value through regionalization. Customers benefit from our emphasis on water conservation, including reduced demand for aquifer water.
“In light of all these considerations, as we look ahead we are confident these efforts will provide lasting value for both our customers and shareholders.”
Financial Summary for the Years Ended December 31, 2025 and 2024
Revenue

	Year Ended		Favorable (Unfavorable)
	December 31,		2025 vs. 2024
(in thousands)	2025	2024		%
Water service	$28,609	$26,064	$2,545	9.8%
Wastewater and recycled water service	27,149	26,628	521	2.0%
Total revenue	$55,758	$52,692	$3,066	5.8%
The increase in revenue for the year ended December 31, 2025 as compared to the year ended December 31, 2024 was primarily attributable to:
•Organic growth in active water and wastewater connections and growth from the acquisition of the seven water systems from the City of Tucson in July 2025.

•Increased water consumption, predominantly driven by the increase in active connections and higher usage.
•Higher rates for GW-Saguaro, resulting from the GW-Saguaro general rate case, effective July 2024 and January 2025, and higher rates for GW-Farmers, resulting from the GW-Farmers general rate case, effective May 1, 2025 and November 1, 2025.
•The increase in wastewater and recycled water service revenue was partially offset by an increase of $0.4 million in bill credits related to the company's Southwest Plant, which were effective beginning August 2024.
Operating Expenses

	Year Ended		Favorable (Unfavorable)
	December 31,		2025 vs. 2024
(in thousands)	2025	2024	$	%
Personnel costs - operations and maintenance	$5,637	$5,014	$(623)	(12.4)%
Utilities, chemicals and repairs	4,671	3,927	(744)	(18.9)%
Other operations and maintenance expenses	5,441	4,785	(656)	(13.7)%
Total operations and maintenance expense	15,749	13,726	(2,023)	(14.7)%
Personnel costs - general and administrative	9,119	9,173	54	0.6%
Professional fees	1,899	1,687	(212)	(12.6)%
Other general and administrative expenses	6,837	6,022	(815)	(13.5)%
Total general and administrative expense	17,855	16,882	(973)	(5.8)%
Depreciation, amortization and accretion	14,998	12,720	(2,278)	(17.9)%
Total operating expenses	$48,602	$43,328	$(5,274)	(12.2)%
Operations and Maintenance
•Higher personnel costs were primarily attributable to hiring additional employees for the newly acquired water systems from the City of Tucson, as well as increased medical costs.
•Higher utilities, chemicals and repairs were primarily the result of increases in water treatment expenses, chemicals and purchased power. The increased water treatment expenses were significantly driven by costs to operate a new uranium water treatment facility. Increases in chemical costs were largely attributable to additional water consumption. In addition, increases to purchased power expense resulted from increased water consumption, additional processing equipment in operation as a result of our 2025 capital expenditure program and utility rate increases.
•The increase in other operations and maintenance expenses was primarily driven by expenses related to additional contracts with IT and other contract service providers as well as increased transportation costs and an increase in rent expense as a result of a new office lease in Pima County in December 2024.
General and Administrative
•Higher professional fees were primarily attributable to increased legal fees associated with the Nikola bankruptcy.
•The increase in other general and administrative expenses was primarily attributable to:
◦Increased costs associated with third party service providers, significantly driven by new and expanded services, as well as additional licensing fees, resulting from organic and acquisitive growth.
◦Higher general liability insurance costs.
◦Higher fees from municipality licensing-type agreements related to increased revenue.
◦Increased rent expense related to the renewal of our corporate office lease.
◦Higher credit loss expense as a result of aging receivables.
Depreciation, Amortization and Accretion
The increase for the year ended December 31, 2025 as compared to the year ended December 31, 2024 was substantially attributable to a 21.7% increase in depreciable fixed assets as a result of our 2025 capital expenditure program.

Total Other Expense
The increase in total other expense for the year ended December 31, 2025 as compared to the year ended December 31, 2024 was substantially attributable to:
•Loss on asset disposals of $1.3 million related to the recommissioning of our Southwest Plant for parts that were unable to be reused from the original plant.
•A decrease in interest income of $0.5 million as a result of carrying lower average cash balances.
•A decrease in income associated with Buckeye growth premiums of $0.5 million that resulted from fewer new meter connections in the area.
•All of which is partially offset by higher AFUDC-Equity of $0.3 million attributable to the 2025 capital expenditure program.
Net Income
Net income decreased $2.8 million or 48.9% to $3.0 million or $0.11 per share in 2025, compared to net income of $5.8 million or $0.24 per share in 2024. The primary drivers include the disposal of $1.3 million of costs related to the recommissioning of our Southwest Plant, and increased depreciation expense and net interest expense as a result of the company’s 2025 capital improvement plan.
Adjusted EBITDA
Adjusted EBITDA, a non-GAAP measure, decreased 0.7% to $26.5 million in 2025, compared to $26.7 million in 2024.
Adjusted Net Income
Adjusted net income, a non-GAAP measure, decreased 38.4% to $3.9 million in 2025, compared to $6.3 million in 2024.
Dividend Policy
The company recently declared a monthly cash dividend of $0.02533 per common share (or $0.30396 per share on an annualized basis), payable on March 31, 2026, to holders of record at the close of business on March 17, 2026.
Business Strategy
Global Water's near-term growth strategy involves increasing service connections, improving operating efficiencies, and increasing utility rates as approved by the ACC. The company plans to continue aggregating water and wastewater utilities through strategic acquisitions and entity consolidation, which is expected to enable the company and its customers to realize the benefits of consolidation, regionalization, and environmental stewardship.
Connection Rates
As of December 31, 2025, active service connections increased by 4,057 or 6.3% to 68,577 compared to 64,520 at December 31, 2024. The increase in active service connections was primarily due to new connections associated with the seven acquired water systems from Tucson Water and organic growth in the company’s service areas.
Arizona’s Growth Corridor: Positive Population and Economic Trends
The company continues to experience organic growth exhibited through its year-over-year organic increase in active connections (i.e., exclusive of acquisition related growth) of 3.2% as of December 31, 2025. According to the 2024 U.S. Census estimates, the Phoenix metropolitan statistical area (MSA) is the 10th largest MSA in the U.S. and had an estimated population of 5.2 million, an increase of 7.0% over the 4.8 million people reported in the 2020 Census. Growth in the Phoenix MSA continues as a result of its excellent weather, large and growing universities, a diverse employment base, and low taxes. The Employment and Population Statistics Department of the State of Arizona predicts that the Phoenix metropolitan area will have a population of 5.8 million people by 2030 and 6.5 million by 2040.
The company’s organic growth continues to be primarily influenced by the comparatively lower cost of housing in the City of Maricopa relative to other areas within the Phoenix MSA. As of December 2025, the median home sales price in the City of Maricopa was 26% lower than in the City of Phoenix. The company continues to monitor potential effects on its operations due to changes in the macroeconomic environment, such as the impacts of tariffs on its operational costs and construction work in progress, as well as new home construction in the company’s service areas. The company continues to expect a positive long-term outlook based on forecasted performance of job growth and population growth, as well as indicators of stabilizing construction in the single-family housing market in the Phoenix MSA.
While new permit activity has slowed in 2025, the Phoenix MSA, and specifically the City of Maricopa, continue to experience growth, as reflected in the company’s 3.2% year-over-year organic increase in active connections. Management believes, despite a reduction in permit projections, we remain well-positioned to benefit from the anticipated long-term growth of the Phoenix MSA.
Conference Call
Global Water Resources will hold a conference call tomorrow to discuss its full year 2025 results, including a question-and-answer period.
Date: Thursday, March 5, 2026
Time: 1:00 p.m. Eastern time (11:00 a.m. local time)
Toll-free dial-in number: 1-833-816-1435
International dial-in number: 1-412-317-0527
Conference ID: 10206112
Webcast (live and replay): here
The conference call webcast is also available via a link in the Investors section of the company’s website at www.gwresources.com.
Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you require any assistance connecting to the call, please contact Encore IR at 1-949-432-7450.
A replay of the call will be available after 4:00 p.m. Eastern time on the same day through March 19, 2026.
Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 10203714
About Global Water Resources
Global Water Resources, Inc. is a leading water resource management company that owns and operates 39 systems which provide water, wastewater, and recycled water service. The company’s service areas are located primarily in growth corridors around metropolitan Phoenix and Tucson. Global Water recycles over 1 billion gallons of water annually with 19.3 billion gallons recycled since 2004.
The company has been recognized for its highly effective implementation of Total Water Management (TWM). TWM is an integrated approach to managing the entire water cycle that involves owning and operating water, wastewater and recycled water utilities within the same geographic area in order to maximize the beneficial use of recycled water. It enables smart water management programs such as remote metering infrastructure and other advanced technologies, rate designs, and incentives that result in real conservation. TWM helps protect water supplies in water-scarce areas experiencing population growth.
Global Water has received numerous industry awards, including national recognition as a ‘Utility of the Future Today’ for its superior water reuse practices by a national consortium of water and conservation organizations led by the Water Environment Federation (WEF). The company also received Cityworks’ Excellence in Departmental Practice Award for demonstrating leadership and creativity in applying public asset management strategies to daily operations and long-term planning.
To learn more, visit www.gwresources.com.
Use of Non-GAAP Measures
This press release contains certain financial measures that are not recognized measures under accounting principles generally accepted in the United States of America (“GAAP”), including EBITDA, adjusted EBITDA, adjusted net income, and adjusted diluted earnings per common share. EBITDA is defined for the purposes of this press release as net income before interest, income taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA excluding the gain or loss related to (i) nonrecurring events; (ii) restricted stock expense related to awards made to employees and the board of directors; and (iii) disposal of assets, as applicable. Adjusted net income and adjusted diluted earnings per common share reflect net income and diluted earnings per common share excluding (i) expenses, net of reimbursements, related to severe weather events; (ii) amortization related to ICFA intangible assets; (iii) nonrecurring events, and (iv) the tax effect of these items, as applicable.
Management believes that EBITDA, adjusted EBITDA, adjusted net income, and adjusted diluted earnings per common share are useful supplemental measures of our operating performance and provide our investors meaningful measures of overall corporate performance. EBITDA is also presented because management believes that it is frequently used by investment analysts, investors, and other interested parties as a measure of financial performance. Adjusted EBITDA, adjusted net income, and adjusted diluted earnings per common share are also presented because management believes that they provide our investors additional measures of our recurring core business. However, non-GAAP measures do not have a standardized meaning prescribed by GAAP, and investors are cautioned that non-GAAP measures, such as EBITDA, adjusted EBITDA, adjusted net income, and adjusted diluted earnings per common share, should not be construed as an alternative to net income or loss, diluted earnings per common share, or other income statement data (which are determined in accordance with GAAP) as an indicator of our performance or as a measure of liquidity and cash flows. Management's method of calculating EBITDA, adjusted EBITDA, adjusted net income, and adjusted diluted earnings per common share may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies. A reconciliation of EBITDA, adjusted EBITDA, and adjusted net income to net income, and a reconciliation of adjusted diluted earnings per common share to diluted earnings per common share, the most comparable GAAP measures, are included in the schedules attached to this press release.
Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release and the related conference call include certain forward-looking statements which reflect the company's expectations regarding future events. These forward-looking statements include, but are not limited to, statements about our strategies; expectations about future business plans, prospective performance, growth, and opportunities, including expected growth in and around metropolitan Phoenix and Tucson and the resulting potential for new service connections; future financial performance; regulatory and ACC proceedings, decisions, and approvals, such as the anticipated benefits resulting from rate decisions, including any collective revenue increases due to new water and wastewater rates, as well as the outcome, timing and other statements regarding our plans, expectations and estimates relating to our rate cases and other applications with the ACC; our plans relating to future filings of our rate cases with the ACC; acquisition plans and strategies, including our ability to complete additional acquisitions, and our expectations about future benefits of our acquisitions, such as projected revenue from our acquisitions, as well as our plans relating to the integration and upgrade of acquired water systems; statements concerning Arizona’s Assured Water Supply “Ag-to-Urban” program and ADOT’s SR 347 widening project, including anticipated benefits; population and growth projections; technologies, including expected benefits from implementing such technologies; revenues; metrics; operating expenses; trends relating to our industry, market, population and job growth, and housing permits; the adequacy of our water supply to service our current demand and growth for the foreseeable future; liquidity and capital resources; plans and expectations for capital expenditures; cash flows and uses of cash; dividends; depreciation and amortization; tax payments; our ability to repay indebtedness and invest in initiatives; the anticipated impact and resolutions of legal matters; the anticipated impact of new or proposed laws, including regulatory requirements, tax changes, and judicial decisions; the anticipated impact of accounting changes and other pronouncements; and other statements that are not historical facts, as well as statements identified by words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", or the negative of these terms, or other words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to a number of risks, uncertainties, and assumptions, most of which are difficult to predict and many of which are beyond our control. Actual results may differ materially from these expectations due to changes in political, economic, business, market, regulatory, and other factors. Factors that may also affect future results are disclosed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission (the "SEC"), which are available at the SEC's website at www.sec.gov. This includes, but is not limited to, our most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings with the SEC. Accordingly, investors are cautioned not to place undue reliance on any forward-looking statements, which reflect management’s views as of the date hereof. We undertake no obligation to publicly update any forward-looking statement, except as required by law, whether as a result of new information, future developments or otherwise.

Company Contact: Michael J. Liebman CFO and SVP Tel (480) 999-5104 mike.liebman@gwresources.com	Investor Relations: Ron Both or Grant Stude Encore Investor Relations Tel (949) 432-7450 GWRS@encore-ir.com

GLOBAL WATER RESOURCES, INC.
Consolidated Balance Sheets

(in thousands, except share and per share amounts)	December 31, 2025	December 31, 2024
Assets
Utility Plant	$610,766	$515,358
Less: accumulated depreciation	(168,915)	(153,614)
Net utility plant	441,851	361,744
Current Assets
Cash and cash equivalents	4,080	9,047
Accounts receivable, net of allowance for credit losses of $244 and $163, respectively	3,746	3,233
Unbilled revenue	3,409	3,109
Prepaid expenses and other current assets	3,388	4,080
Total current assets	14,623	19,469
Other Assets
Goodwill	6,512	9,486
Intangible assets, net	6,062	6,062
Regulatory assets	7,003	4,032
Restricted cash	2,755	2,109
Right-of-use assets, net	3,990	2,157
Other noncurrent assets	117	78
Total other assets	26,439	23,924
Total Assets	$482,913	$405,137
Capitalization and Liabilities
Capitalization
Common stock, $0.01 par value, 60,000,000 shares authorized; 29,116,183 and 24,570,994 shares issued, respectively	$285	$240
Treasury stock, 359,329 and 344,978 shares, respectively	(2)	(2)
Additional paid-in capital	87,294	47,366
Retained deficit	(961)	—
Total shareholders’ equity	86,616	47,604
Long-term debt, net	129,756	118,518
Total Capitalization	216,372	166,122
Current Liabilities
Accounts payable	2,251	2,051
Customer and meter deposits	1,725	1,609
Long-term debt, current portion	3,942	3,926
Leases, current portion	850	871
Accrued expenses and other current liabilities	10,457	13,801
Total current liabilities	19,225	22,258
Other Liabilities
Long-term lease liabilities	3,741	1,450
Deferred revenue - ICFA	22,772	21,517
Regulatory liabilities	5,214	5,386
Advances in aid of construction	155,414	126,467
Contributions in aid of construction, net	37,857	36,834
Deferred income tax liabilities, net	9,699	9,698
Other noncurrent liabilities	12,619	15,405
Total other liabilities	247,316	216,757
Total Capitalization and Liabilities	$482,913	$405,137

GLOBAL WATER RESOURCES, INC.
Consolidated Statements of Operations

	Years Ended December 31,
(in thousands, except share and per share amounts)	2025	2024
Revenue
Water service	$28,609	$26,064
Wastewater and recycled water service	27,149	26,628
Total revenue	55,758	52,692
Operating Expenses
Operations and maintenance	15,749	13,726
General and administrative	17,855	16,882
Depreciation, amortization and accretion	14,998	12,720
Total operating expenses	48,602	43,328
Operating Income	7,156	9,364
Other Income (Expense)
Interest income	446	946
Interest expense	(5,964)	(6,098)
Other, net	2,345	3,650
Total other expense	(3,173)	(1,502)
Income Before Income Taxes	3,983	7,862
Income Tax Expense	(1,026)	(2,073)
Net Income	$2,957	$5,789

Basic earnings per common share	$0.11	$0.24
Diluted earnings per common share	$0.11	$0.24
Dividends declared per common share	$0.30	$0.30

Weighted average number of common shares used in the determination of:
Basic	27,028,936	24,204,706
Diluted	27,076,437	24,303,340

GLOBAL WATER RESOURCES, INC.
Consolidated Statements of Cash Flows

	Years Ended December 31,
(in thousands)	2025	2024
Cash Flows from Operating Activities:
Net income	$2,957	$5,789
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	14,998	12,720
Share-based compensation	861	1,029
Deferred income tax expense	58	1,473
AFUDC-Equity	(1,156)	(892)
Loss on disposal of fixed assets	1,251	$309
Operating lease expense	367	384
Other adjustments	254	125
Changes in assets and liabilities
Accounts receivable and other current assets	85	(1,986)
Accounts payable and other current liabilities	151	(915)
Other noncurrent assets	(195)	565
Other noncurrent liabilities	537	3,184
Net cash provided by operating activities	20,168	21,785
Cash Flows from Investing Activities:
Capital expenditures	(67,321)	(32,324)
Cash paid for acquisitions, net of cash acquired	(8,098)	(150)
Other cash flows used in investing activities	—	(4)
Net cash used in investing activities	(75,419)	(32,478)
Cash Flows from Financing Activities:
Dividends paid	(8,201)	(7,298)
Advances and contributions in aid of construction	6,165	10,627
Refunds of advances for construction	(1,427)	(1,355)
Principal payments under finance lease	(401)	(273)
Proceeds from issuance of long-term debt	15,222	22,357
Repayments of long-term debt	(3,933)	(3,923)
Revolver borrowings	10,950	—
Revolver repayments	(10,950)	(2,315)
Issuance of common stock, net of issuance costs	44,130	—
Financing costs of debt and equity transactions	(443)	(418)
Other financing activities	(182)	(316)
Net cash provided by financing activities	50,930	17,086
Increase (Decrease) in cash, cash equivalents, and restricted cash	(4,321)	6,393
Cash, cash equivalents, and restricted cash — Beginning of period	11,156	4,763
Cash, cash equivalents, and restricted cash — End of period	$6,835	$11,156

Supplemental disclosure of cash flow information:

	Years Ended December 31,
(in thousands)	2025	2024
Cash and cash equivalents	$4,080	$9,047
Restricted cash	2,755	2,109
Total cash, cash equivalents, and restricted cash	$6,835	$11,156

A reconciliation of net income to EBITDA and Adjusted EBITDA is as follows:

	Years Ended December 31,
(in thousands)	2025	2024
Net Income	$2,957	$5,789
Income tax expense	1,026	2,073
Interest income	(446)	(946)
Interest expense	5,964	6,098
Depreciation, amortization and accretion	14,998	12,720
EBITDA	24,499	25,734
Loss on disposal of fixed assets[1]	1,256	308
Restricted stock expense	713	767
Acquisition gain resulting from regulatory decision	—	(37)
Gain on adjustment of contingent consideration liability	—	(119)
Storm-related expenses[2]	11	—
EBITDA adjustments	1,980	919
Adjusted EBITDA	$26,479	$26,653
A reconciliation of net income to adjusted net income and diluted earnings per common share to adjusted diluted earnings per common share is as follows:

	Years Ended December 31,
(in thousands, except share and per share amounts)	2025	2024
Net Income	$2,957	$5,789
ICFA intangible amortization expense	—	280
Loss on disposal of fixed assets[1]	1,256	308
Gain on adjustment of contingent consideration liability	—	(119)
Acquisition gain loss resulting from regulatory decision	—	(37)
Storm-related expenses[2]	11	—
Income tax effect of items above	(319)	114
Adjusted Net Income	$3,905	$6,335

Diluted weighted average common shares	27,076,437	24,303,340

Diluted earnings per common share	$0.11	$0.24
Adjustments to diluted earnings per common share	0.03	0.02
Adjusted diluted earnings per common share	$0.14	$0.26
1Asset disposals related to the recommissioning of our Southwest Plant for parts that were unable to be reused from the original plant.
2Represents one-time expenses related to severe weather events, net of reimbursement received from responsible third parties.